EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119273 and 135558) of Bucyrus International, Inc. of our report dated January 20, 2010, relating to the combined financial statements of Terex Mining Group, which appears in this Current Report on Form 8-K/A of Bucyrus International, Inc. dated April 21, 2010.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

April 21, 2010